Exhibit 3.8

PLAINS AAP, L.P.

A Delaware Limited Partnership

SEVENTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

[•], 2013

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ARTICLE VII	TRANSFERS OF PARTNERSHIP INTERESTS	25
7.1	Transfer of Limited Partnership Interests	25
7.2	Permitted Transferees	25
7.3	Substitute Limited Partners	26
7.4	Effect of Admission as a Substitute Limited Partner	27
7.5	Consent	27
7.6	No Dissolution	27
7.7	Additional Limited Partners	27
7.8	Right of First Refusal	28
7.9	Exchange of Class A Units	29
7.10	Conversion of Class B Units	33

ARTICLE VIII	DISSOLUTION AND LIQUIDATION	33
8.1	Dissolution of Partnership	33
8.2	Final Accounting	34
8.3	Distributions Following Dissolution and Termination	34
8.4	Termination of the Partnership	36
8.5	No Action for Dissolution	36

ARTICLE IX	ACCOUNTING; BOOKS AND RECORDS	36
9.1	Fiscal Year and Accounting Method	36
9.2	Books and Records	37
9.3	Delivery to Partners; Inspection	37
9.4	Financial Statements	37
9.5	Filings	38
9.6	Non-Disclosure	38
9.7	Tax Elections	39

ARTICLE X	NON-COMPETITION	39
10.1	Non-Competition	39
10.2	Damages	40
10.3	Limitations	40

ARTICLE XI	GENERAL PROVISIONS	40
11.1	Waiver of Default	40
11.2	Amendment of Partnership Agreement	40
11.3	No Third Party Rights	41
11.4	Severability	41
11.5	Nature of Interest in the Partnership	41
11.6	Binding Agreement	41
11.7	Headings	41
11.8	Word Meanings	41
11.9	Counterparts	42
11.10	Entire Agreement	42
11.11	Partition	42
11.12	Governing Law; Consent to Jurisdiction and Venue	42

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SEVENTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT
OF
PLAINS AAP, L.P.

THIS SEVENTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Plains AAP, L.P., a Delaware limited partnership (the “Partnership”), is made and entered into as of this [•] day of [•], 2013 by Plains All American GP LLC, a Delaware limited liability company, as the general partner, and, pursuant to Section 11.2(d) of the Sixth Amended and Restated Limited Partnership Agreement dated as of December 23, 2010, by and among the General Partner and the Limited Partners of the Partnership (the “Sixth A&R Limited Partnership Agreement”), is binding on the Persons listed as Limited Partners in Schedule I hereto, as such schedule may be amended or supplemented from time to time in accordance herewith.

This Agreement amends and restates in its entirety the Sixth A&R Limited Partnership Agreement.

ARTICLE I
DEFINITIONS

For purposes of this Agreement:

“Acceptance Notice” shall have the meaning set forth in Section 7.8(b).

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to a Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

(a)                                 Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5);

(b)                                 Debit to such Capital Account the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; provided that the determination as to whether a Person, directly or indirectly through one or more intermediaries, controls, is controlled by or under common control with another Person shall be made taking into account, at the time of such determination, the context and circumstances surrounding such determination, including any known agreements or understandings that may impact such Person’s possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such other Person. For purposes of the foregoing:

(a)                                 any individual who is an officer or director of Holdings GP or any Group Member (excluding the Chief Executive Officer and Chairman of the Board) shall not be considered to be an Affiliate of Holdings GP or any Group Member by virtue of such Person’s status as an officer or director and the possession of the powers that are within the scope of the designated or delegated authority of such officer or director;

(b)                                 any Person that, alone or together with any Affiliate Group of which such Person is a part, owns less than 50% of the total number of outstanding Holdings GP Units shall not be considered to be an Affiliate of Holdings GP or any Group Member by virtue of the ownership by such Person (and Affiliate Group, if applicable) of such Holdings GP Units; and

(c)                                  any Person that, alone or together with any Affiliate Group of which such Person is a part, owns less than 50% of the total Partnership Interests held by all Partners, shall not be considered to be an affiliate of Holdings GP or any Group Member by virtue of the ownership by such Person (and Affiliate Group, if applicable) of such Partnership Interests.

For the avoidance of doubt, for purposes of this Agreement, as of the date hereof (but subject to redetermination upon changed circumstances) (i) each of KAFU Holdings, L.P., KA First Reserve XII, LLC, Kayne Anderson Energy Development Company, Kayne Anderson Midstream/Energy Fund, Inc. and KAFU Holdings II, L.P. is an Affiliate of each other, and (ii) each of EMG Investment, LLC and Lynx Holdings I, LLC is an Affiliate of the other.

“Affiliate Group” means a Person that with or through any of its Affiliates has any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, Partnership Interests.

“Agreed Value” means, with respect to any Partnership Group Interest subject to the right of first refusal contained in Section 7.8, (i) the value that would be received for such Partnership Group Interest in the event such Partnership Group Interest were exchanged for PAGP Class A Shares pursuant to Section 7.9 and promptly sold at a price determined relative to the trailing 30-day volume weighted average price of a PAGP Class A Share or (ii) in the event the PAGP Class A Shares are not then publicly traded, the value that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Agreement” means this Seventh Amended and Restated Limited Partnership Agreement, as amended from time to time in accordance with its terms.

“Applicable Debt Service Amount” has the meaning set forth in Section 4.1.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to a fiscal quarter, all cash and cash equivalents of the Partnership at the end of such quarter (other than Net Capital Transaction Proceeds) less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (a) provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership) subsequent to such quarter or (b) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets or Property is subject; provided, however, that all cash and cash equivalents expected to be received (including distributions declared by the MLP but not yet paid), directly or indirectly from the MLP in respect of such quarter or cash reserves established, increased or reduced after the expiration of such quarter (including receipt of any Distribution Loan Proceeds) but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been received, made, established, increased or reduced, for purposes of determining Available Cash, during such quarter if the General Partner so determines in its reasonable discretion.  For the avoidance of doubt, loan proceeds other than Distribution Loan Proceeds will not be included in Available Cash.

“Board” means the board of directors of the General Partner.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Houston, Texas or New York, New York.

“Call Election Notice” has the meaning set forth in Section 7.9(g).

“Call Right” has the meaning set forth in Section 7.9(g).

“Capital Account” means, with respect to any Partner, a separate account established by the Partnership and maintained for each Partner in accordance with Section 3.4 hereof.

“Capital Contribution” means, with respect to any Partner, the amount of money, if any, and the initial Gross Asset Value of any Property (other than money), if any, contributed to the Partnership with respect to the interests purchased by such Partner pursuant to the terms of this Agreement, in return for which the Partner contributing such capital shall receive a Partnership Interest.

“Carryover Amount” has the meaning set forth in Section 4.1.

“Cash Election Value” means with respect to PAGP Class A Shares to be delivered to an Exchanging Partner by the Partnership or PAGP pursuant to Section 7.9, the amount that would be received if such PAGP Class A Shares were sold at a per share price equal to the trailing 30-day volume weighted average price of  a PAGP Class A Share or (ii) in the event the PAGP Class A Shares are not then publicly traded, the value that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Certificate” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware, as amended or restated from time to time.

“Class A Partner” means a Limited Partner all or any portion of whose Limited Partnership Interest is evidenced by Class A Units.

“Class A Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class A Units in this Agreement.

“Class B Partner” means a Limited Partner all or any portion of whose Limited Partnership Interest is evidenced by Class B Units.

“Class B Restricted Unit Agreement” means an agreement, substantially in the form of Exhibit A hereto, between the Partnership and any Limited Partner that is issued Class B Units, as any such agreement may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Class B Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class B Units in this Agreement and the Class B Restricted Unit Agreement pursuant to which it was issued.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contribution Percentage” means in respect of a Capital Contribution required to be made pursuant to Section 3.1(b), (i) in the case of a Class A Partner, 100% times a fraction, the numerator of which is the number of such Class A Partner’s Class A Units at such time, and the denominator of which is the sum of (x) the number of outstanding Class A Units at such time and (y) the product of the Conversion Factor and the aggregate number of Earned Units and Vested Units outstanding at such time, and (iii) in the case of a Class B Partner, 100% times a fraction, the numerator of which is the product of the Conversion Factor and the aggregate number of such Class B Partner’s Earned Units and Vested Units at such time, and the denominator of which is the sum of (x) the number of outstanding Class A Units at such time and (y) the product of the Conversion Factor and the aggregate number of Earned Units and Vested Units outstanding at such time.

“Conversion” has the meaning set forth in Section 7.10(a).

“Conversion Date” has the meaning set forth in Section 7.10(c).

“Conversion Factor” means, as of a particular time, a fraction, the numerator of which is the regular quarterly cash distribution, if any, paid with respect to an Earned Unit or Vested Unit for the most recent quarter, and the denominator of which is the regular quarterly cash distribution paid with respect to a Class A Unit for such quarter (excluding, for this purpose, any distribution pursuant to Section 4.1(a) paid with respect to a Class A Unit for such quarter).

“Conversion Notice” has the meaning set forth in Section 7.10(b).

“Converted Class A Units” has the meaning set forth in Section 7.10(a).

“Converting Partner” has the meaning set forth in Section 7.10(b).

“Cumulative Carryover Amount” has the meaning set forth in Section 4.1.

“Depreciation” means, for each Taxable Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Taxable Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Taxable Year is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Distribution Loan” means a loan to the Partnership, the proceeds of which are intended for inclusion in Available Cash; provided, that if any proceeds of a loan are used for any purposes other than a distribution to the Class A Partners pursuant to Section 4.1(a), only the portion of such loan distributed to the Class A Partners shall be deemed to be a “Distribution Loan.”

“Distribution Loan Proceeds” means the proceeds of a Distribution Loan.

“Distribution Threshold Amount” has the meaning set forth in Section 4.1.

“Earned Unit” means a Class B Unit that constitutes an “Earned Unit” under the Class B Restricted Unit Agreement pursuant to which such Class B Unit was issued.

“EMG” shall have the meaning set forth in Section 10.1.

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, any defect or imperfection in title, preferential arrangement or restriction, right to purchase, right of first refusal or other burden or encumbrance of any kind, other than those imposed by this Agreement.

“Exchange” has the meaning set forth in Section 7.9(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Date” has the meaning set forth in Section 7.9(c).

“Exchange Notice” has the meaning set forth in Section 7.9(b).

“Exchanging Partner” has the meaning set forth in Section 7.9(b).

“Existing Owners” means each of the owners of Holdings GP Units as of the date of this Agreement, in each case for so long as they continue to own any Holdings GP Units.

“First Refusal Notice” has the meaning set forth in Section 7.8(a).

“First Reserve” has the meaning set forth in Section 10.1.

“General Partner” means Plains All American GP LLC, a Delaware limited liability company, any permitted successor thereto, and any Persons hereafter admitted as an additional general partner, each in its capacity as a general partner of the Partnership, in each case in accordance with the terms hereof.

“General Partnership Interest” means the management and ownership interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partnership Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows and as otherwise provided in Section 3.2(b):

(a)                                 The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as reasonably determined by the General Partner; provided, however, that the initial Gross Asset Values of the assets contributed to the Partnership pursuant to Section 3.1 hereof shall be as set forth in such section or the schedule referred to therein;

(b)                                 The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as reasonably determined by the General Partner as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; (iii) the issuance by the Partnership of Class B Units; and (iv) the liquidation of the Partnership within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g); and

(c)                                  The Gross Asset Value of any item of Partnership assets distributed to any Partner shall be adjusted to equal the gross fair market value (taking Code

Section 7701(g) into account) of such asset on the date of distribution as reasonably determined by the General Partner.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (b), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Group Member” means a member of the Holdings Group.

“Holdings GP” means PAA GP Holdings LLC, a Delaware limited liability company and the general partner of PAGP.

“Holdings GP Unit” means the Units representing a fractional part of the membership interest in Holdings GP, having the rights and obligations specified in the Holdings GP LLC Agreement.

“Holdings GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdings GP, dated as of [•], 2013, and as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Holdings Group” means Holdings GP and its Subsidiaries treated as a single consolidated entity, but excluding the MLP and its Subsidiaries.

“Indemnitee” means (a) the General Partner, (b) any Existing Owner, (c) any Qualifying Interest Holder, (d) any Person who is or was an Affiliate of the General Partner, any Existing Owner or any Qualifying Interest Holder, (e) any Person who is or was a managing member, manager, general partner, director, officer, fiduciary, agent or trustee of any Group Member, the General Partner, any Existing Owner or any Qualifying Interest Holder or any Affiliate of any Group Member, the General Partner, any Existing Owner or any Qualifying Interest Holder, (f) any Person who is or was serving at the request of the General Partner, any Existing Owner or any Qualifying Interest Holder or any Affiliate of the General Partner, any Existing Owner or any Qualifying Interest Holder as a member, manager, partner, director, officer, fiduciary, agent or trustee of another Person in furtherance of the business of any Group Member; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Initial Grant Date Partnership Capital” means, with respect to the Class B Partners, the amount set forth in Schedule I, which amount is equal to the aggregate Capital Account balances of the Class A Partners.  Initial Grant Date Partnership Capital shall be reduced by the amount of any Distribution Loan Proceeds distributed under Section 4.1(a) and then increased by the principal amount of any Distribution Loan assumed or paid by any entity that directly or indirectly owns the Class A Units.

“Institutional Investments” shall have the meaning set forth in Section 10.1.

“IPO” means the initial offering and sale of the PAGP Class A Shares to the public.

“Kayne Anderson” shall have the meaning set forth in Section 10.1.

“Limited Partner” means, unless the context otherwise requires, each Class A Partner set forth on Schedule I, each holder of a Class B Unit and each additional Person that becomes a Class A Partner or a Class B Partner pursuant to the terms of this Agreement and that is shown as such on the books and records of the Partnership, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partnership Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Class A Units, Class B Units or any other Partnership Security or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Liquidating Trustee” has the meaning set forth in Section 8.3(a).

“LLC Agreement” means the Sixth Amended and Restated Agreement Limited Liability Company Agreement of the General Partner, dated as of [•], 2013, by and among the members in the General Partner and any other Persons who become members in the General Partner as provided therein, as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Losses” has the meaning set forth in the definition of “Profits” and “Losses.”

“MLP” means Plains All American Pipeline, L.P., and any successor thereto.

“MLP Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the MLP, dated as of May 17, 2012, as amended on October 1, 2012, and as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Membership Interest” means an ownership interest in Holdings GP (without reference to any interest in the Partnership or PAGP), which is evidenced by Holdings GP Units.

“Membership Transfer” shall have the meaning set forth in Section 7.1(b).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act or any successor to such statute.

“Net Capital Transaction Proceeds” means the cash, notes, equity interests and any other consideration derived from the sale or other disposition of all or a portion of the Partnership’s assets.

“Non-Purchasing Partner” shall have the meaning set forth in Section 7.8(d).

“Non-Qualifying Transferee” has the meaning set forth in Section 7.2(a).

“Non-Selling Partner” shall have the meaning set forth in Section 7.8(b).

“Notice” means a writing, containing the information required by this Agreement to be communicated to a party, and shall be deemed to have been received (a) when personally delivered or sent by telecopy, (b) one day following delivery by overnight delivery courier, with all delivery charges pre-paid, or (c) on the third Business Day following the date on which it was sent by United States mail, postage prepaid, to such party at the address or fax number, as the case may be, of such party as shown on the records of the Partnership.

“Offer” shall have the meaning set forth in Section 7.8(a).

“Offeror” shall have the meaning set forth in Section 7.8(a).

“Optioned Interest” shall have the meaning set forth in Section 7.8(a).

“Oxy” has the meaning set forth in Section 10.1.

“PAA GP” shall mean PAA GP LLC, a Delaware limited liability company.

“PAGP” means Plains GP Holdings, L.P., a Delaware limited partnership.

“PAGP Class A Shares” means the Class A shares representing limited partnership interests in PAGP, having the rights and obligations specified in the PAGP LP Agreement.

“PAGP Class B Shares” means the Class B shares representing limited partnership interests in PAGP, having the rights and obligations specified in the PAGP LP Agreement.

“PAGP LP Agreement” means the Amended and Restated Agreement of Limited Partnership of PAGP, dated as of [•], 2013, and as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Partner” means the General Partner or any of the Limited Partners, and “Partners” means the General Partner and all of the Limited Partners.

“Partnership” shall have the meaning set forth in the preamble hereof.

“Partnership Group Interest” shall have the meaning set forth in Section 7.1(b).

“Partnership Interest” means a Limited Partnership Interest or a General Partnership Interest, which refers to all of a Partner’s rights and interests in the Partnership in such Partner’s capacity as a Partner, all as provided in this Agreement and the Act.

“Partnership Transfer” has the meaning set forth in Section 7.1(b).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Class A Units and Class B Units.

“Permitted Transfer” shall mean:

(a)                                 with respect to a Partnership Group Interest, a Transfer by any Partner who is a natural person to (i) such Partner’s spouse, children (including legally adopted children and stepchildren), spouses of children or grandchildren or spouses of grandchildren; (ii) a trust for the benefit of the Partner and/or any of the Persons described in clause (i); or (iii) a limited partnership or limited liability company whose sole partners or members, as the case may be, are the Partner and/or any of the Persons described in clause (i) or clause (ii); provided, that in any of clauses (i), (ii) or (iii), the Partner transferring such Partnership Group Interest retains exclusive power to exercise all rights under this Agreement;

(b)                                 a Transfer of a Partnership Group Interest by any Partner to the Partnership;

(c)                                  with respect to a Partnership Group Interest, a Transfer by a Partner to any Affiliate of such Partner; provided, however, that such transfer shall be a Permitted Transfer only so long as such Partnership Group Interest or is held by such Affiliate or is otherwise transferred in another Permitted Transfer;

(d)                                 with respect to Class B Units, a Transfer permitted under the applicable Class B Restricted Unit Agreement and any Transfer of Vested Units in accordance with applicable securities laws;

(e)                                  with respect to a Partnership Group Interest, a Transfer by either of EMG or Kayne Anderson to one of its members or partners, if applicable; provided, that such transferee agrees as a condition to such Transfer to effect, and actually effects, a substantially concurrent Exchange of such Partnership Group Interest; and

(f)                                   a Transfer in accordance with the provisions of Section 7.8 or Section 7.9;

provided, however, that no Permitted Transfer shall be effective unless and until the transferee of the Partnership Group Interest or Class B Units so Transferred complies with Section 7.1(b).  Except in the case of a Permitted Transfer  pursuant to clause (a) and (b) above, and subject to compliance with Section 7.3, a Permitted Transferee of the Partnership Group Interest or Class B Units subject to a Permitted Transfer shall become a substitute Limited Partner as described in Section 7.4.  No Permitted Transfer shall conflict with or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation or require the Partnership, if not currently subject, to become subject, or if currently subject, to become subject to a greater extent, to any statute, law, ordinance, rule or regulation, excluding matters of a ministerial nature that are not materially burdensome to the Partnership.

“Permitted Transferee” means any Person who shall have acquired a Partnership Group Interest or Class B Units pursuant to a Permitted Transfer.

“Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind.

“Plains AAP Credit Facility” means the Second Amended and Restated Credit Agreement, dated as of September 26, 2013, among AAP, the Lenders (as defined therein) and Citibank, N.A., as Administrative Agent (as defined therein) , as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Profits” and “Losses” means, for each Taxable Year, an amount equal to the Partnership’s net taxable income or loss for a taxable year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in computing such taxable income or loss), with the following adjustments:

(a)                                 Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)                                 Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)                                  In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d)                                 Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(e)                                  In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Taxable Year, computed in accordance with the definition of Depreciation;

(f)                                   To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Sections 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)                                  Profits and Losses shall not include any items specially allocated pursuant to Section 5.3 or 5.4.

“Property” means all assets, real or intangible, that the Partnership may own or otherwise have an interest in from time to time.

“Pubco Offer” has the meaning set forth in Section 7.9(i).

“Qualifying Interest Holder” means a Person holding a 10% or greater Qualifying Interest (as such term is defined in the Holdings GP LLC Agreement).

“Record Date” means the date established by Holdings GP for determining the identity of holders of PAGP Class A Shares entitled to receive any cash distribution made in accordance with the PAGP LP Agreement.

“Regulations” means the regulations, including temporary regulations, promulgated by the United States Department of Treasury with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.

“Regulatory Allocations” shall have the meaning set forth in Section 5.4(c).

“Representative” has the meaning set forth in Section 9.6.

“Revocation Notice” has the meaning set forth in Section 7.9(g).

“Selling Partner” shall have the meaning set forth in Section 7.8(a).

“Sixth A&R Limited Partnership Agreement” has the meaning set forth in the recitals hereto.

“Subsequent Grant Date” means any date on which any Class B Units are granted following the date of the initial grant of Class B Units (as set forth on Schedule I).

“Subsequent Grant Date Partnership Capital” means, with respect to any Subsequent Grant Date, an amount equal to the aggregate Capital Account balances as of such date of the Class A Partners and the Class B Partners, which amount shall be set forth in an amendment to Schedule I approved by the General Partner in good faith.  Each Subsequent Grant Date Partnership Capital shall be reduced by the amount of any Distribution Loan Proceeds distributed under Section 4.1(a) after the date of the such Subsequent Grant Date and increased by the principal amount of any Distribution Loan assumed or paid by any entity that directly or indirectly owns the Class A Units after the date of such Subsequent Grant Date.

“Subsidiary” means, with respect to a Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of either (x) the partnership or other similar ownership interest thereof or (y) the stock or equity interest of such partnership, association or other business entity’s general partner, managing member or other similar controlling Person, is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes of this Agreement, with respect to the Partnership, each of PAA GP and the MLP, and each of their respective Subsidiaries, shall be a Subsidiary of the Partnership.

“Taxable Year” shall mean the calendar year.

“Transfer” or “Transferred” means to give, sell, exchange, assign, transfer, pledge, mortgage, hypothecate, bequeath, devise or otherwise dispose of or subject to any Encumbrance, voluntarily or involuntarily, by operation of law or otherwise.  When referring to Partnership Group Interests or Class B Units, “Transfer” shall mean the Transfer of such Partnership Group Interests or Class B Units whether of record, beneficially, by participation or otherwise.

“Transfer Agent” has the meaning set forth in Section 7.9(b).

“Unapplied Cumulative Carryover Amount” has the meaning set forth in Section 4.1.

“Vested Unit” means a Class B Unit that constitutes a “Vested Unit” under the Class B Restricted Unit Agreement pursuant to which such Class B Unit was issued.

“Voting Stock” means, with respect to any Person, the capital stock, membership interests, partnership interests or similar equity interests that are entitled to vote in the election of the board of directors or similar governing body of such Person or otherwise exercise similar control of such Person.

ARTICLE II
ORGANIZATION

2.1                               Formation of Limited Partnership

The General Partner has previously formed the Partnership as a limited partnership pursuant to the provisions of the Act and the parties hereto hereby agree to amend and restate the Sixth A&R Limited Partnership Agreement in its entirety.  The parties hereto acknowledge that they intend that the Partnership be taxed as a partnership and not as an association taxable as a corporation for federal income tax purposes.  No election may be made to treat the Partnership as other than a partnership for federal income tax purposes.

2.2                               Name of Partnership

The name of the Partnership is Plains AAP, L.P. or such other name as the General Partner may hereafter adopt from time to time.  The General Partner shall execute and file in the proper offices such certificates as may be required by any assumed name act or similar law in effect in the jurisdictions in which the Partnership may elect to conduct business.

2.3                               Principal Office; Registered Office

The principal office address of the Partnership is located at 333 Clay Street, Suite 1600, Houston, Texas 77002, or such other place as the General Partner designates from time to time.  The registered office address and the name of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is as stated in the Certificate or as designated from time to time by the General Partner.

2.4                               Term of Partnership

The term of the Partnership commenced on May 21, 2001 and shall continue until dissolved pursuant to Section 8.1 hereof.  The legal existence of the Partnership as a separate legal entity continues until the cancellation of the Certificate.

2.5                               Purpose of Partnership

The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is (a) acting as the sole member of the limited liability company that acts as the general partner of the MLP pursuant to the MLP Agreement, (b) holding partnership interests and the incentive distribution rights in the MLP and (c) engaging in any and all activities necessary or incidental to the foregoing.

2.6                               Actions by Partnership

The Partnership may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may in the opinion of the General Partner be necessary or advisable to carry out its objects.

2.7                               Reliance by Third Parties

Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner as herein set forth.

ARTICLE III

CAPITAL

3.1                               Capital Contributions

(a)                                 As of the date hereof, there are [•] Class A Units outstanding and [•] Class B Units outstanding.  Schedule I sets forth the ownership of outstanding Class A Units and Class B Units, and may be amended from time to time by the Partnership to reflect the issuance of additional Class A Units or Class B Units.

(b)                                 If requested and to the extent not funded with borrowings under the Plains AAP Credit Facility or otherwise, each Limited Partner agrees to make Capital Contributions in proportion to such Limited Partner’s Contribution Percentage to fund the Partnership’s capital contribution necessary to maintain its indirect ownership of a 2.0% general partner interest in the

MLP upon issuances of equity by the MLP pursuant to Section 5.2(b) of the MLP Partnership Agreement.

3.2                               Additional Capital Contributions

(a)                                 No Partner shall be required to make any additional Capital Contribution other than as required under Section 3.1.

(b)                                 Subject to the restrictions contained in Section 3.5 of the Class B Restricted Unit Agreement, the Partnership may issue additional Partnership Interests to any Person with the approval of the General Partner.  The names, addresses and Capital Contributions of the Partners shall be reflected in the books and records of the Partnership.

3.3                               Loans

(a)                                 No Partner shall be obligated to loan funds to the Partnership.  Loans by a Partner to the Partnership shall not be considered Capital Contributions.  The amount of any such loan shall be a debt of the Partnership owed to such Partner in accordance with the terms and conditions upon which such loan is made.

(b)                                 A Partner may (but shall not be obligated to) guarantee a loan made to the Partnership.  If a Partner guarantees a loan made to the Partnership and is required to make payment pursuant to such guarantee to the maker of the loan, then the amounts so paid to the maker of the loan shall be treated as a loan by such Partner to the Partnership and not as an additional Capital Contribution.

3.4                               Maintenance of Capital Accounts

(a)                                 The Partnership shall maintain for each Partner a separate Capital Account with respect to the Limited Partnership Interest owned by such Partner in accordance with the following provisions:

(i)                                     To each Partner’s Capital Account there shall be credited (A) such Partner’s Capital Contributions, (B) such Partner’s share of Profits and items of income and gain allocated to such Partner pursuant to Sections 5.3 or 5.4, and (C) the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner.  The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note (or a Partner related to the maker of the note within the meaning of Regulation Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and only to the extent) principal payments are made on the note, all in accordance with Regulation Section 1.704-1(b)(2)(iv)(d)(2);

(ii)                                  To each Partner’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed or treated as an advance distribution to such Partner pursuant to any provision of this Agreement (including without limitation any distributions pursuant to Section 4.1), (B) such Partner’s share of

Losses and items of loss and deduction allocated to such Partner pursuant to Section 5.4, and (C) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any Property contributed by such Partner to the Partnership;

(iii)                               In the event Partnership Interests are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the Transferred Partnership Interests; and

(iv)                              In determining the amount of any liability for purposes of Sections 3.4(a)(i) and (ii) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(b)                                 The foregoing Section 3.4(a) and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b) and, to the greatest extent practicable, shall be interpreted and applied in a manner consistent with such Regulation.  The General Partner in its discretion and to the extent otherwise consistent with the terms of this Agreement shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulation Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704-1(b).

3.5                               Capital Withdrawal Rights, Interest and Priority

Except as expressly provided in this Agreement, no Partner shall be entitled to (a) withdraw or reduce such Partner’s Capital Contribution or to receive any distributions from the Partnership, or (b) receive or be credited with any interest on the balance of such Partner’s Capital Contribution at any time.

3.6                               Class B Partners Profits Interests

The Class B Units have been, and may in the future be, issued for zero consideration in order to provide additional incentives for the Class B Partners to build value for the Partnership and achieve its business goals. Each Class B Unit represents an interest in the Partnership of the nature commonly referred to as a “profits interest” (as described in Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191), and represents an interest in future Partnership profits and losses from operations, current distributions from operations, and an interest in future appreciation or depreciation in the Partnership asset values as set forth in this Agreement, but which does not represent an interest in Initial Grant Date Partnership Capital or Subsequent Grant Date Partnership Capital (as applicable) as determined on the date such Class B Unit is or was issued.

3.7                               General Partner Interest

The General Partner Interest is a non-economic interest and does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

3.8                               Splits.

Any distribution, subdivision or combination of the Class A Units shall be accompanied by a simultaneous and proportionate distribution, subdivision or combination of the Class B Units pursuant to this Agreement, the General Partner Units pursuant to the Holdings GP LLC Agreement, and the PAGP Class A Shares and PAGP Class B shares pursuant to the PAGP LP Agreement, and vice versa.  This provision shall not be amended unless corresponding changes are made the Holdings GP LLC Agreement and the PAGP LP Agreement.

ARTICLE IV

DISTRIBUTIONS

4.1                               Distributions of Available Cash

An amount equal to 100% of Available Cash with respect to each fiscal quarter of the Partnership shall be distributed to the Partners within forty-five days after the end of such quarter as follows:

(a)                                 first, to the Class A Partners, pro rata based on the number of Class A Units held, an amount equal to any Distribution Loan Proceeds included in Available Cash for such quarter (which amount may be distributed separately from and prior to distribution of other Available Cash);

(b)                                 second, to the Class A Partners, pro rata based on the number of Class A Units held, until the aggregate amount of distributions paid pursuant to this Section 4.1(b) in respect of such quarter equals the Distribution Threshold Amount for such quarter; and

(c)                                  thereafter, to the Class A Partners and the Class B Partners, pro rata based on the number of Class A Units, Earned Units and/or Vested Units held.

For the purposes of this Section 4.1, the following terms have the meanings set forth below:

“Applicable Carryover Amount” means, with respect to a particular fiscal quarter, an amount of the Cumulative Carryover Amount equal to the lesser of (i) the Unapplied Cumulative Carryover Amount for such quarter and (ii) the amount, if any, by which $11 million exceeds the Applicable Debt Service Amount for such quarter.

“Applicable Debt Service Amount” means, with respect to any fiscal quarter, the aggregate amount, if any, of principal, interest, fees and related expenses in respect of any Distribution Loan or Distribution Loans (i) paid by the Partnership or any of its Subsidiaries during such quarter for which no reserve had previously been established or (ii) for which a reserve is established by the Partnership during such quarter that reduces Available Cash for such quarter; provided, however, that (x) notwithstanding the foregoing, the “Applicable Debt Service Amount” shall not include that portion of any such payment that is funded with the proceeds of indebtedness incurred by the Partnership or any of its Subsidiaries (it being understood that any such indebtedness shall constitute a Distribution Loan) and (y) for the avoidance of doubt, any payment of principal, interest, fees or related expenses in respect of any Distribution Loan that is made by any Person other than the Partnership or any of its Subsidiaries shall not constitute “Applicable Debt Service Amount.”

“Carryover Amount” means, for any particular fiscal quarter, the aggregate amount by which the Applicable Debt Service Amount for such quarter exceeds $11.0 million.

“Cumulative Carryover Amount” means, as of any particular fiscal quarter, an amount equal to the aggregate Carryover Amounts, if any, for all preceding fiscal quarters.

“Distribution Threshold Amount” means, with respect to any fiscal quarter, the amount by which (a) $11.0 million exceeds (b) the sum of (i) the Applicable Debt Service Amount for such quarter plus (ii) the Applicable Carryover Amount for such quarter.

“Unapplied Cumulative Carryover Amount” means, as of any particular fiscal quarter, that portion of the Cumulative Carryover Amount, if any, not previously included in the calculation of the Distribution Threshold Amount for any prior quarter.  For the avoidance of doubt, with respect to any fiscal quarter, the aggregate amount of the Cumulative Carryover Amount that has been included in the calculation of the Distribution Threshold Amount for all preceding fiscal quarters shall equal the aggregate Applicable Carryover Amounts for all such fiscal quarters.

4.2                               Persons Entitled to Distributions

Except as provided below, all distributions of Available Cash to Partners for a fiscal quarter pursuant to Section 4.1 shall be made to the Partners shown on the records of the Partnership to be entitled thereto as of the Record Date with respect to such quarter.  For the avoidance of doubt, no distribution shall be paid with respect to any outstanding Class B Unit that is not either an Earned Unit or a Vested Unit.

With respect to the fiscal quarter ending on September 30, 2013, distributions shall be made to the Partners shown on the records of the Partnership to be entitled thereto as of the last day of such quarter.  With respect to the fiscal quarter ending on December 31, 2013, distributions in respect thereof shall be prorated as of the date of the consummation of the IPO, with the Partners shown on the records of the Partnership immediately prior to such date being entitled to any such distributions attributable to the period (based on the number of days) between the beginning of such quarter and the date of the consummation of the IPO), and with respect to the portion of such fiscal quarter occurring on or after the consummation of the IPO, to the Partners shown on the records of the Partnership to be entitled thereto as of the Record Date with respect to such quarter.  In each such case, the Distribution Threshold Amount shall be calculated on a prorated basis for the applicable portion of such fiscal quarter.

4.3                               Limitations on Distributions

(a)                                 Notwithstanding any provision of this Agreement to the contrary, no distributions shall be made except pursuant to Article IV or Article VIII.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, no distribution hereunder shall be permitted if such distribution would violate Section 17-607 of the Act or other applicable law.

ARTICLE V

ALLOCATIONS

5.1                               Profits

Subject to Section 8.3, Profits for any Taxable Year shall be allocated:

(a)                                 first, to the Partners in the amount of and in proportion to the Losses which have previously been allocated pursuant to Section 5.2(c) to such Partners;

(b)                                 second, to the Class A Partners in the amount and in proportion to the Losses which have previously been allocated pursuant to Section 5.2(b) to such Partners; and

(c)                                  third, any remaining Profits shall be allocated to the Class A Partners pro rata based on the number of Class A Units held.

5.2                               Losses

Subject to Section 8.3, Losses for any Taxable Year shall be allocated:

(a)                                 first, to Class A Partners in proportion to and to the extent of the Profits which have previously been allocated pursuant to Section 5.1(c) to such Partners;

(b)                                 second, to the Class A Partners pro rata based on the number of Class A Units held, provided; however, that no Partner shall be allocated any Loss pursuant to this Section 5.2(b) which would result in a negative Capital Account balance for such Partner; and

(c)                                  third, to Partners in proportion to and to the extent of their positive Capital Account balances until such Capital Account balances have been reduced to zero.

5.3                               Special Allocation to Class B Partners

For any Taxable Year, gross income in an amount equal to any distributions of Available Cash made to the Class B Partners pursuant to Section 4.1(c) shall be allocated to the Class B Partners, pro rata, based on the number of Class B Units held by such Class B Partners.

5.4                               Regulatory Allocations

(a)                                 Gross Income Allocation.  In the event any Partner has an Adjusted Capital Account Deficit at the end of any Taxable Year, such Partner shall be specially allocated items of

Partnership income and gain in the amount of such deficit balance as quickly as possible; provided, that, an allocation pursuant to this Section 5.4(a) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit balance after all other allocations provided for in this Article V have been made.

(b)                                 Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided, that, an allocation pursuant to this Section 5.4(b) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been made.

(c)                                  Curative Allocations.  The allocations set forth in Sections 5.4(a) and (b) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.4(c).  Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all such items were allocated pursuant to Sections 5.1, 5.2 and 5.3 without regard to the Regulatory Allocations.

5.5                               Tax Allocations: Code Section 704(c)

(a)                                 Except as otherwise provided herein, for federal income tax purposes, (i) each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 5.1 and 5.2, and (ii) each tax credit shall be allocated to the Partners in the same manner as the receipt or expenditure giving rise to such credit is allocated pursuant to Section 5.1 or 5.2.

(b)                                 In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition herein of “Gross Asset Value”).

(c)                                  In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) of the definition herein of “Gross Asset Value”, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(d)                                 Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement; provided, that the Partnership, in the discretion of the General Partner, may make, or not make, “curative” or “remedial” allocations (within the meaning of the Regulations under Code Section 704(c)) including, but not limited to, “curative” allocations which offset the effect of the “ceiling rule” for a prior Taxable Year (within the meaning of Regulation Section 1.704-3(c)(3)(ii)) and “curative” allocations from disposition of contributed property (within the meaning of Regulation Section 1.704-3(c)(3)(iii)(B)).  Allocations pursuant to this Section 5.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

5.6                               Change in Partnership Interest

In the event that the Partners’ interests in the Partnership change during a Taxable Year, allocations shall be made taking into account the Partners’ varying interests for such Taxable Year, determined on a daily, monthly or other basis as determined by the General Partner, using any permissible method under Code Section 706 and the Regulations thereunder.

5.7                               Withholding

Each Partner hereby authorizes the Partnership to withhold from income or distributions allocable to such Partner and to pay over any taxes payable by the Partnership or any of its Affiliates as a result of such Partner’s participation in the Partnership; if and to the extent that the Partnership shall be required to withhold any such taxes, such Partner shall be deemed for all purposes of this Agreement to have received a distribution from the Partnership as of the time such withholding is required to be paid, which distribution shall be deemed to be a distribution to such Partner to the extent that the Partner is then entitled to receive a distribution.  To the extent that the aggregate of such distributions in respect of a Partner for any period exceeds the distributions to which such Partner is entitled for such period, the amount of such excess shall be considered a demand loan from the Partnership to such Partner, with interest at the rate of interest per annum that Citibank, N.A., or any successor entity thereto, announces from time to time as its prime lending rate, which interest shall be treated as an item of Partnership income, until discharged by such Partner by repayment, which may be made in the sole discretion of the General Partner out of distributions to which such Partner would otherwise be subsequently entitled.  The withholdings referred to in this Section 5.7 shall be made at the maximum applicable statutory rate under applicable tax law unless the General Partner shall have received an opinion of counsel or other evidence, satisfactory to the General Partner, to the effect that a lower rate is applicable, or that no withholding is applicable.

ARTICLE VI

MANAGEMENT

6.1                               Duties and Powers of the General Partner

(a)                                The business and affairs of the Partnership shall be managed by the General Partner.  Except for situations in which the approval of the Limited Partners is expressly required by this Agreement or by nonwaivable provisions of applicable law, the General Partner shall have full and complete authority, power and discretion to manage and control the business, affairs and property of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business.  Without limiting the generality of the foregoing, the General Partner has full power and authority to execute, deliver and perform such contracts, agreements and other undertakings on behalf of the Partnership, without the consent or approval of any other Partner, and to engage in all activities and transactions, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business and affairs of the Partnership.

(b)                                 Each Limited Partner agrees to cooperate with the General Partner and to execute and deliver such documents, agreements and instruments, and do all such further acts, as deemed necessary or advisable by the General Partner to give effect to the exercise of the General Partner’s powers under this Section 6.1.  Without limiting the foregoing, each Limited Partner hereby irrevocably appoints the General Partner as its proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote or act by written consent with respect to its Partnership Interest as a Limited Partner as determined by the General Partner on all matters requiring the vote, approval or consent of the Limited Partners.  The Partners acknowledge that such proxy is coupled with an interest and is irrevocable.

(c)                                  The General Partner is the tax matters partner for purposes of Section 6231 of the Code and analogous provisions of state law.  The tax matters partner has the exclusive authority and discretion to make any elections required or permitted to be made by the Partnership under any provisions of the Code or any other applicable laws.

6.2                               Limitation of Liability

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership or the Limited Partners for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee in connection with the conduct of the business or affairs of the Partnership unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.  Except as required by the Act, the Partnership’s debts, obligations, and liabilities, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Indemnitee shall be personally responsible for any such debt, obligation or liability of the Partnership solely by reason of being an Indemnitee. No Partner shall be responsible for any debts, obligations or liabilities, whether arising in contract, tort or otherwise, of any other Partner.  The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such duties and liabilities of such Indemnitee.  To the fullest extent permitted by law, in connection with any action or inaction of, or determination made by, any Indemnitee with respect to any matter relating to the Partnership, it shall be presumed that the Indemnitee acted in a manner that satisfied the contractual standards set forth in this Agreement, and in any proceeding brought by any Partner or by or on behalf of such Partner or any other Partner or the Partnership challenging any such action or inaction of, or determination made by, any Indemnitee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

(b)                                 Any Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c)                                  No amendment, modification or repeal of this Section 6.2 or any provision hereof shall in any manner terminate, reduce or impair the waiver or limitation on liability with respect to any past, present or future Indemnitee under and in accordance with the provisions of this Section 6.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

6.3                               Indemnification

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement and except as required by the Act, to the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, the Partnership shall indemnify and hold harmless the Indemnitees (when not acting in violation of this Agreement or applicable law) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of his, her or its status as an Indemnitee, if such Indemnitee acted in good faith and in a manner he or she subjectively believed to be in, or not opposed to, the interests of the Partnership and with respect to any criminal proceeding, had no reason to believe his, her or its conduct was unlawful.

(b)                                 Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 6.3(a) shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.3.

(c)                                  The indemnification provided by this Section 6.3 shall be in addition to any other rights to which an Indemnitee may be entitled pursuant to any approval of the Board, as a matter of law or equity, or otherwise, and shall continue as to an Indemnitee who has ceased to hold the status with respect to which it was an Indemnitee and shall inure to the benefit of the heirs, successors, assigns, and administrators of such Indemnitee.  The Partnership shall not be required to indemnify any Partner in connection with any losses, claims, demands, actions, disputes, suits or proceedings, of any Partner against any other Partner.

(d)                                 The Partnership may purchase and maintain directors and officers insurance or similar coverage for the directors or officers of the General Partner in such amounts and with such deductibles or self-insured retentions as determined by the Board.

(e)                                  Any indemnification hereunder shall be satisfied only out of the assets of the Partnership, and the Partners shall not be subject to personal liability by reason of the indemnification provisions under this Section 6.3.

(f)                                   An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.3 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement and all material facts relating to such Indemnitee’s interest were adequately disclosed to the Board at the time the transaction was consummated.

(g)                                  Subject to Section 6.3(c), the provisions of this Section 6.3 are for the benefit of the Indemnitees and the heirs, successors, assigns and administrators of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

(h)                                 No amendment, modification or repeal of this Section 6.3 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership or any Affiliate of the Partnership, nor the obligations of the Partnership or such Affiliate to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.3 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

6.4                               Rights of Limited Partners

The Limited Partners will not be personally liable for any obligations of the Partnership nor will they have any obligation to make contributions to the Partnership in excess of their respective Capital Contributions required under Section 3.1 or have any liability for the repayment or discharge of the debts and obligations of the Partnership except to the extent provided herein or as required by law.  The Limited Partners in their capacities as such shall take no part in the management, control or operation of the Partnership’s business and shall have no power to bind the Partnership and no right or authority to act for the Partnership or to vote on matters other than the matters set forth in this Agreement or as required by applicable law.

6.5                               Class B Partners

Except as expressly provided in this Agreement, the Class B Partners, in their capacities as such, shall have no voting rights or rights to participate in the management of the Partnership.

6.6                               Actions Requiring Consent of Oxy.

Until Oxy and its Affiliates (i) do not have a Qualifying Interest (as such term is defined in the Holdings GP LLC Agreement) of at least 5% and (ii) beneficially own less than 5% of the outstanding Shares (as such term is defined in the PAGP LP Agreement), without the prior written consent of Oxy, the Partnership shall not, and shall not permit or cause any of its Subsidiaries (including the MLP) to, become a “retailer” (as defined under Section 613A(d)(2) of the Code) or a “refiner” (as defined under Section 613A(d)(4) of the Code).

ARTICLE VII

TRANSFERS OF PARTNERSHIP INTERESTS

7.1                               Transfer of Limited Partnership Interests

(a)                                 No Limited Partner may Transfer all or any part of such Partner’s Partnership Interest or Partnership Group Interest to any Person except:

(i)                                     to a Permitted Transferee pursuant to Section 7.2;

(ii)                                  pursuant to the terms of Section 7.8;

(iii)                               pursuant to the terms of Section 7.9; or

(iv)                              pursuant to the terms of Section 7.10;

provided, however, any such Transfer under (i)-(iv) above shall comply with the terms of Section 7.1(b).  Any purported Transfer of all or any portion of a Partnership Interest or Partnership Group Interest in violation of the terms of this Agreement shall be null and void and of no force and effect.  Except upon a Transfer of all of a Limited Partner’s Partnership Interest in accordance with this Section 7.1, no Limited Partner shall have the right to withdraw as a Partner of the Partnership.

(b)                                 As a condition to a Transfer by a Class A Partner of any Class A Units to a transferee as permitted under Section 7.1(a)(i) or (ii) (a “Partnership Transfer”), such Class A Partner shall simultaneously Transfer to such transferee the same number of PAGP Class B Shares and the same number of Holdings GP Units (each group of one Class A Unit, one PAGP Class B Share and one Holdings GP Unit collectively being referred to herein as a “Partnership Group Interest”).  For the avoidance of doubt, it is intended that the Class A Units may only be Transferred together with the same number of PAGP Class B Shares and the same number of Holdings GP Units (subject to the last sentence of this Section 7.1(b)), and that if for any reason the Transfer of such PAGP Class B Shares and Holdings GP Units does not occur simultaneously with the Partnership Transfer, then the Partnership Transfer shall be null and void and of no force and effect.  Notwithstanding any other provision of this Agreement, Converted Class A Units may be Transferred without a simultaneous Transfer of Holdings GP Units.

(c)                                  Notwithstanding any other provision of this Agreement, no Limited Partner may pledge, mortgage or otherwise subject its Partnership Group Interests or Class B Units to any voluntary Encumbrance.

7.2                               Permitted Transferees

(a)                                 Notwithstanding the provisions of Section 7.8, each Limited Partner shall, subject to Section 7.1(b) and Section 7.1(c), have the right to Transfer (but not to substitute the transferee as a substitute Partner in such Partner’s place, except in accordance with Section 7.3), by a written instrument, all or any part of a Limited Partner’s Partnership Group Interest or Class B Units to a Permitted Transferee. Notwithstanding the previous sentence, if the Permitted Transferee is such because it was an Affiliate of the transferring Limited Partner at the time of such Transfer or the Transfer was a Permitted Transfer under clause (a) of the definition herein of “Permitted Transfer” and, at any time after such Transfer, such Permitted Transferee ceases to be an Affiliate of such Limited Partner or such Transfer or such Permitted Transferee ceases to qualify under such clause (a) (a “Non-Qualifying Transferee”), such Transfer shall be deemed to not be a Permitted Transfer and shall be subject to Section 7.8.  Pursuant to Section 7.8, such transferring Limited Partner or such transferring Limited Partner’s legal representative shall deliver the First Refusal Notice promptly after the time when such transferee ceases to be an Affiliate of such transferring Limited Partner or such Transfer or such Permitted Transferee ceases to qualify under clause (a) of the definition herein of “Permitted Transfer”, and such transferring Limited Partner shall otherwise comply with the terms of Section 7.8 with respect to such Transfer; provided, that the purchase price for such Transfer for purposes of Section 7.8 shall be the Agreed Value of the Partnership Group Interests subject to the Transfer as of the close of business on the date the transferee ceased to be an Affiliate of such transferring Limited Partner or such Transfer or such Permitted Transferee ceases to qualify under clause (a) of the definition herein of “Permitted Transfer” (such date, the “Non-Qualifying Date”).  In the event the Non-Qualifying Date is not a Business Day, the Non-Qualifying Date shall be deemed to have occurred on the first Business Day following such original Non-Qualifying Date. If such transferring Limited Partner fails to comply with all the terms of Section 7.8, such Transfer shall be null and void and of no force and effect.  No Non-Qualifying Transferee shall be entitled to receive any distributions from the Partnership with respect to any period on or after the Non-Qualifying Date and any distributions made in respect of the Partnership Interests with respect to any period on or after the Non-Qualifying Date and held by such Non-Qualifying Transferee shall be paid to the Limited Partner who attempted to transfer such Partnership Group Interests or otherwise to the rightful owner thereof as reasonably, determined by the General Partner.

(b)                                 Unless and until admitted as a substitute Limited Partner pursuant to Section 7.3, a transferee of a Limited Partner’s Partnership Group Interests or Class B Units, in whole or in part, shall be an assignee with respect to the Transferred Partnership Interest comprising the Transferred part of such Partnership Group Interests or Class B Units and shall not be entitled to become, or to exercise the rights of, a Limited Partner, including the right to vote, the right to require any information or accounting of the Partnership’s business, or the right to inspect the Partnership’s books and records.  Such transferee shall only be entitled to receive, to the extent of the Partnership Interests Transferred to such transferee, the share of distributions and profits to which the transferor would otherwise be entitled with respect to the Transferred Partnership Interest.  Subject to the provisions of Section 6.1(b), the transferor shall have the right to vote such Transferred Partnership Interest until the transferee is admitted to the Partnership as a substitute Limited Partner with respect to the Transferred Partnership Interest.

7.3                               Substitute Limited Partners

No transferee of all or part of a Limited Partner’s Partnership Interest shall become a substitute Limited Partner in place of the transferor unless and until:

(a)                                 such Transfer is in compliance with the terms of Section 7.1;

(b)                                 the transferee has executed an instrument in form and substance reasonably satisfactory to the General Partner accepting and adopting, and agreeing to be bound by, the terms and provisions of the Certificate and this Agreement; and

(c)                                  the transferee has caused to be paid all reasonable expenses of the Partnership in connection with the admission of the transferee as a substitute Limited Partner.

Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the General Partner shall cause the books and records of the Partnership to reflect the admission of the transferee as a substitute Limited Partner to the extent of the Transferred Partnership Interest held by such transferee.

7.4                               Effect of Admission as a Substitute Limited Partner

A transferee who has become a substitute Limited Partner has, to the extent of the Transferred Partnership Interest, all the rights, powers and benefits of, and is subject to the obligations, restrictions and liabilities of a Partner under, the Certificate, this Agreement and the Act.  Upon admission of a transferee as a substitute Limited Partner, the transferor of the Partnership Interest so held by the substitute Limited Partner shall cease to be a Partner of the Partnership to the extent of such Transferred Partnership Interest.  In connection with any Exchange or exercise of the Call Right with respect to Class A Units pursuant to Section 7.9, PAGP shall upon completion of such transaction automatically be admitted as a substitute Limited Partner with respect to the Class A Units that are the subject of such transaction.

7.5                               Consent

Each Partner hereby agrees that upon satisfaction of the terms and conditions of this Article VII with respect to any proposed Transfer, the transferee may be admitted as a Partner without any further action by a Partner hereunder.

7.6                               No Dissolution

If a Limited Partner Transfers all of its Partnership Interest pursuant to this Article VII and the transferee of such Partnership Interest is admitted as a Limited Partner pursuant to Section 7.3, such Person shall be admitted to the Partnership as a Partner effective on the effective date of the Transfer and the Partnership shall not dissolve pursuant to Section 8.1.

7.7                               Additional Limited Partners

Subject to Section 3.2, any Person acceptable to the General Partner may become an additional Limited Partner of the Partnership for such consideration as the General Partner shall determine, provided that such additional Limited Partner complies with all the requirements of a transferee under Section 7.3(b) and (c).

7.8                               Right of First Refusal

The Class A Partners shall have the following right of first refusal:

(a)                                 If at any time any of the Class A Partners (a “Selling Partner”) has received and wishes to accept a bona fide offer (the “Offer”) for cash from a third party (the “Offeror”) for all or part of such Selling Partner’s Partnership Group Interests, such Selling Partner shall give Notice thereof (the “First Refusal Notice”) to each of the other Partners, other than any Non-Purchasing Partners and any Class B Partners, and the Partnership.  The First Refusal Notice shall state the number of Partnership Group Interests that the Selling Partner wishes to sell (the “Optioned Interest”), the price and all other material terms of the Offer, the name of the Offeror, and certification from the Selling Partner affirming that the Offer is bona fide and that the description thereof is true and correct, and that the Offeror has stated that it will purchase the Optioned Interest if the rights of first refusal herein described are not exercised.

(b)                                 Each Class A Partner (and, in the case of PAGP, PAGP or its designee) other than the Selling Partner and any Non-Purchasing Partner (each, a “Non-Selling Partner”) shall have the right exercisable by Notice (an “Acceptance Notice”) given to the Selling Partner and the Partnership within 20 days after receipt of the First Refusal Notice, to agree that it will purchase up to 100% of the Optioned Interest on the terms set forth in the First Refusal Notice; provided, however, if the Non-Selling Partners in the aggregate desire to purchase more than 100% of the Optioned Interest, each such Non-Selling Partner’s right to purchase the Optioned Interest shall be reduced (pro rata based on the percentage of the Optioned Interest for which such Non-Selling Partner has exercised its right to purchase hereunder compared to all other Non-Selling Partners, but not below such Non-Selling Partner’s pro rata share (based on the number of Class A Units held by such Non-Selling Partner and the aggregate number of Class A Units held by all Non-Selling Partners who have exercised their right to purchase) so that such Non-Selling Partners purchase no more than 100% of the Optioned Interest.  If a Non-Selling Partner does not submit an Acceptance Notice within the 20-day period set forth in this Section 7.8(b), such Non-Selling Partner shall be deemed to have rejected the offer to purchase any portion of the Optioned Interest.

(c)                                  If the Non-Selling Partners do not in the aggregate exercise the right to purchase all of the Optioned Interest by the expiration of the 20-day period set forth in Section 7.8(b), then any Acceptance Notice shall be void and of no effect, and the Selling Partner shall be entitled to complete the proposed sale at any time in the 30-day period commencing on the date of the First Refusal Notice, but only upon the terms set forth in the First Refusal Notice.  If no such sale is completed in such 30-day period, the provisions hereof shall apply again to any proposed sale of the Optioned Interest.

(d)                                 If any Non-Selling Partner exercises the right to purchase the Optioned Interest as provided herein and such Non-Selling Partner(s) have elected to purchase all of the Optioned Interest, the purchase of such Optioned Interest shall be completed within the 30-day period commencing on the date of delivery of the First Refusal Notice on the terms set forth in the First Refusal Notice.  If such Non-Selling Partner does not consummate the Purchase of such Optioned Interest, (x) the Selling Partner shall be entitled to all expenses of collection and

(y) such Non-Selling Partner shall be deemed a “Non-Purchasing Partner” for the duration of this Agreement.

(e)                                  Notwithstanding anything in this Agreement to the contrary, no Class B Partner in its capacity as such shall have any right or obligation to Transfer any Class B Units or any right to purchase any Class A Units pursuant to this Section 7.8.

(f)                                   For the avoidance of doubt, the right of first refusal shall not apply to a Transfer in connection with an Exchange or exercise of the Call Right pursuant to Section 7.9.

7.9                               Exchange of Class A Units

(a)                                 Subject to adjustment as provided in Section 7.9(d) and subject to PAGP’s rights described in Section 7.9(g), each of the Class A Partners other than PAGP shall be entitled to exchange with the Partnership, at any time and from time to time, any or all of such Partner’s Class A Units (together with the same number of PAGP Class B Shares and, unless the last sentence of this Section 7.9(a) applies, the same number of Holdings GP Units) for an equivalent number of PAGP Class A Shares (an “Exchange”) or, at the Partnership’s election, cash equal to the Cash Election Value of such PAGP Class A Shares.  Each Exchange shall be treated for U.S. federal income tax purposes as a sale of the Exchanging Partner’s Class A Units (together with a the same number of PAGP Class B Shares and, unless the last sentence of this Section 7.9(a) applies, the same number of Holdings GP Units) to PAGP in exchange for PAGP Class A Shares. For the avoidance of doubt, any Partner owning Converted Class A Units pursuant to Section 7.10 shall be entitled to make an Exchange with respect to such Converted Class A Units without surrendering Holdings GP Units to the Partnership.

(b)                                 In order to exercise the exchange right under Section 7.9(a), the exchanging Class A Partner (the “Exchanging Partner”) shall provide written notice (the “Exchange Notice”) to the Partnership and PAGP, stating that the Exchanging Partner elects to exchange with the Partnership a stated (and equal) number of Class A Units, PAGP Class B Shares and, if applicable, Holdings GP Units represented, if applicable, by a certificate or certificates, to the extent specified in such notice, and if the PAGP Class A Shares to be received are to be issued other than in the name of the Exchanging Partner, specifying the name(s) of the Person(s) in whose name or on whose order the PAGP Class A Shares are to be issued, and shall present and surrender the certificate or certificates representing such Class A Units, PAGP Class B Shares and, if applicable, Holdings GP Units (in each case, if certificated) during normal business hours at the principal executive offices of the Partnership, or if any agent for the registration or transfer of PAGP Class A Shares is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent with respect to such PAGP Class A Shares.

(c)                                  If required by PAGP, any certificate for Class A Units, PAGP Class B Shares and the Holdings GP Units (in each case, if certificated) surrendered for exchange with the Partnership shall be accompanied by instruments of transfer, in form reasonably satisfactory to PAGP and the Transfer Agent, duly executed by the Exchanging Partner or the Exchanging Partner’s duly authorized representative. As promptly as practicable after the receipt of the Exchange Notice and the surrender to the Partnership of the certificate or certificates, if any, representing such Class A Units, PAGP Class B Shares and Holdings GP Units (but in any event by the Exchange Date, as defined below), PAGP shall issue and contribute to the Partnership, and the Partnership shall deliver to the Exchanging Partner, or on the Exchanging Partner’s written order, a certificate or certificates, if applicable, for the number of PAGP Class A Shares issuable upon the Exchange, and the Partnership shall deliver such Class A Units, PAGP Class B Shares and Holdings GP Units to PAGP in exchange for no additional consideration.  Each Exchange shall be deemed to have been effected on (i) the Business Day after the date on which the Exchange Notice shall have been received by the Partnership, PAGP or the Transfer Agent, as applicable (subject to receipt by the Partnership, PAGP or the Transfer Agent, as applicable, within three Business Days thereafter of any required instruments of transfer as aforesaid) or (ii) such later date specified in or pursuant to the Exchange Notice (such date identified in clause (i) or (ii), as applicable, the “Exchange Date”), and the Person or Persons in whose name or names any certificate or certificates for PAGP Class A Shares (which certificates shall bear any legends as may be required in accordance with applicable Law) shall be issuable upon such Exchange as aforesaid shall be deemed to have become, on the Exchange Date, the holder or holders of record of the shares represented thereby.  Notwithstanding anything herein to the contrary, any Exchanging Partner may withdraw or amend an Exchange request, in whole or in part, prior to the effectiveness of the applicable Exchange, at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Exchange Date (or any such later time as may be required by applicable law) by delivery of a written notice of withdrawal to the Partnership, PAGP or the Transfer Agent, specifying (1) the certificate numbers of the withdrawn Class A Units, PAGP Class B Shares and Holdings GP Units, (2) if any, the number of Class A Units, PAGP Class B Shares and Holdings GP Units as to which the Exchange Notice remains in effect and (3) if the Exchanging Partner so determines, a new Exchange Date or any other new or revised information permitted in an Exchange Notice. An Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the PAGP Class A Shares into which the Class A Units, PAGP Class B Shares and Holdings GP Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the PAGP Class A Shares would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property.

(d)                                 If there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the PAGP Class A Shares are converted or changed into another security, securities or other property, then upon any subsequent Exchange, each Class A Partner shall be entitled to receive the amount of such security, securities or other property that such Class A Partner would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction.  For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the PAGP Class A Shares are converted or changed into another security, securities or other property, this Section 7.9 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.  This Agreement shall apply to the Class A Units held by the Class A

Partners and their Permitted Transferees as of the date hereof, as well as any Class A Units hereafter acquired by a Class A Partner and his or her or its Permitted Transferees.

(e)                                  PAGP shall at all times keep available, solely for the purpose of issuance upon an Exchange, such number of PAGP Class A Shares that shall be issuable upon the Exchange of all such outstanding Class A Units (which, for purposes of this Section 7.9(e), shall include the Class A Units into which the outstanding Class B units may be exchanged in accordance with Section 7.10 hereof).  PAGP covenants that all PAGP Class A Shares that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Act).  For so long as the PAGP Class A Shares are listed on a National Securities Exchange, PAGP shall use its reasonable best efforts to cause all PAGP Class A Shares issued upon an Exchange to be listed on the same National Securities Exchange at the time of such issuance.

(f)                                   The issuance of PAGP Class A Shares upon an Exchange shall be made without charge to the Exchanging Partner for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares are to be issued in a name other than that of the Exchanging Partner, then the Person or Persons in whose name the shares are to be issued shall pay to PAGP the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of PAGP that such tax has been paid or is not payable.

(g)                                  (i)                                     Notwithstanding anything to the contrary in this Section 7.9, but subject to Section 7.9(h), an Exchanging Partner shall be deemed to have offered to sell its Class A Units, PAGP Class B Shares and, if applicable, Holdings GP Units as described in the Exchange Notice to PAGP, and PAGP may, in its sole discretion, by means of delivery of Call Election Notices and/or Revocation Notices in accordance with, and subject to the terms of, this Section 7.9(g), elect to purchase directly and acquire such Class A Units, PAGP Class B Shares and, if applicable, Holdings GP Units on the Exchange Date by paying to the Exchanging Partner (or, on the Exchanging Partner’s written order, its designee) that number of PAGP Class A Shares the Exchanging Partner (or its designee) would otherwise receive pursuant to Section 7.9(a) or, at PAGP’s election, cash equal to the Cash Election Value of such PAGP Class A Shares (the “Call Right”), whereupon PAGP shall acquire the Class A Units, PAGP Class B Shares and, if applicable, Holdings GP Units offered for exchange by the Exchanging Partner and shall be treated for all purposes of this Agreement as the owner of such Class A Units, PAGP Class B Shares and, if applicable, Holdings GP Units.  In the event PAGP shall exercise the Call Right, each of the Exchanging Partner, the Partnership and PAGP, as the case may be, shall treat the transaction between Holdings and the Exchanging Partner for federal income tax purposes as a sale of the Exchanging Partner’s Class A Units, PAGP Class B Shares and Holdings GP Units to PAGP.

(ii)                                  PAGP may at any time in its sole discretion deliver written notice (a “Call Election Notice”) to each other Class A Partner setting forth its election to exercise its call right as contemplated by Section 7.9(g) with respect to future Exchanges (without needing to provide further notice of its intention to exercise its Call Right). Subject to the remainder of this Section 7.9(g)(ii), a Call Election Notice will be effective until such time as PAGP amends such Call Election Notice with a superseding Call Election Notice or revokes such Call Election Notice by delivery of a written notice of revocation delivered to each other Class A Partner (a “Revocation Notice”). A Call Election Notice may be amended or revoked by PAGP at any time; provided that any Exchange Notice delivered by a Class A Partner will not, without such Class A Partner’s written consent, be affected by the subsequent delivery of a Revocation Notice or by an Exchange Notice that is not effective until after the Exchange Date. Following delivery of a Revocation Notice, PAGP may deliver a new Call Election Notice pursuant to this Section 7.9(g). Any amendment of a Call Election Notice will not be effective until the Business Day after its delivery to each Class A Partner (other than PAGP).  Each Call Election Notice shall specify the date from which it shall be effective (which shall be no earlier than the Business Day after delivery).

(h)                                 In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to PAGP Class A Shares (a “Pubco Offer”) is proposed by PAGP or is proposed to PAGP or its partners and approved by the board of directors of Holdings GP or is otherwise effected or to be effected with the consent or approval of the board of directors of Holdings GP, the Class A Partners (other than PAGP) shall be permitted to participate in such Pubco Offer by delivery of a contingent Exchange Notice in accordance with the last sentence of Section 7.9(c).  In the case of a Pubco Offer proposed by PAGP, PAGP will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Class A Partners to participate in such Pubco Offer to the same extent or on an economically equivalent basis as the holders of PAGP Class A Shares without discrimination; provided that, without limiting the generality of this sentence, PAGP will use its reasonable best efforts expeditiously and in good faith to ensure that such Class A Partners may participate in each such Pubco Offer without being required to exchange Class A Units, PAGP Class B Shares and Holdings GP Units (or, if so required, to ensure that any such Exchange shall be effective only upon, and shall be conditional upon, the closing of such Pubco Offer and only to the extent necessary to tender or deposit to the Pubco Offer in accordance with the last sentence of Section 7.9(c), or, as applicable, to the extent necessary to exchange the number of Class A Units, PAGP Class B Shares and Holdings GP Units being repurchased).  For the avoidance of doubt, in no event shall the Class A Partners (other than PAGP) be entitled to receive in such Pubco Offer aggregate consideration for each Class A Unit and corresponding PAGP Class B Share and Holdings GP Unit that is greater than the consideration payable in respect of each PAGP Class A Share in connection with a Pubco Offer.

(i)                                     No Exchange shall impair the right of the Exchanging Partner to receive any distributions payable on the Class A Units so exchanged in respect of a Record Date that occurs prior to the Exchange Date for such Exchange.  For the avoidance of doubt, no Exchanging Partner, or a Person designated by an Exchanging Partner to receive PAGP Class A Shares, shall be entitled to receive, with respect to the same fiscal quarter, distributions or dividends both on Class A Units exchanged by such Exchanging Partner and on PAGP Class A Shares received by such Exchanging Partner, or other Person so designated, if applicable, in such Exchange.

7.10                        Conversion of Class B Units

(a)                                 Subject to and in accordance with the applicable Class B Restricted Unit Agreement, if at any time after December 31, 2015, the PAGP Class A Shares are publicly traded, each of the Class B Partners shall be entitled to exchange (a “Conversion”) any or all of such Class B Partner’s Vested Units for a number of Class A Units (the “Converted Class A Units”) equal to the product of the number of Vested Units being exchanged multiplied by the Conversion Factor as of such Conversion Date (defined below).

(b)                                 In order to effect a Conversion, the exchanging Class B Partner (the “Converting Partner”) shall deliver written notice (the “Conversion Notice”) to the Partnership and PAGP stating that the Converting Partner elects to exchange a stated number of Class B Units as specified in such notice.

(c)                                  As promptly as practicable after the receipt of the Conversion Notice, PAGP shall issue and contribute to the Partnership a number of PAGP Class B Shares in the same amount as the Converted Class A Units, and the Partnership shall deliver such PAGP Class B Shares to the Converting Partner, and the Partnership shall issue and deliver to the Converting Partner the Converted Class A Units.  Each Conversion shall be deemed to have been effected on the Business Day after the date on which the Conversion Notice shall have been received by the Partnership and PAGP (the “Conversion Date”), and the applicable Converting Partner shall be deemed to have become, on the Conversion Date, the holder or holders of record of the Converted Class A Units together with an equivalent number of PAGP Class B Shares.  All Converted Class A Units shall, upon issuance thereof, be validly issued, fully paid and non-assessable, except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Act and as provided in Section 3.1.

(d)                                 Upon receipt of the Converted Class A Units, the Converting Partner shall become a Class A Partner in accordance with Section 7.3, and shall have all rights, powers and benefits of, and is subject to the obligations, restrictions and liabilities of a Class A Partner under, the Certificate, this Agreement and the Act.

(e)                                  No Conversion shall impair the right of the Converting Partner to receive any distributions payable on the Class B Units so converted in respect of a record date that occurs prior to the Conversion Date for such Conversion. For the avoidance of doubt, no Converting Partner shall be entitled to receive, in respect of the same fiscal quarter, distributions both on Class B Units converted by such Converting Partner and on the Converted Class A Units received in such Conversion.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

8.1                               Dissolution of Partnership

(a)                                 The Partnership shall be dissolved and its affairs wound up upon the first to occur of the following events:

(i)                                     the written election of the General Partner, in its sole discretion, to dissolve the Partnership;

(ii)                                  the occurrence of any event that results in the General Partner ceasing to be the general partner of the Partnership under the Act, provided that the Partnership will not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, all of the Class A Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership;

(iii)                               the Transfer of all or substantially all of the assets of the Partnership and the receipt and distribution of all the proceeds therefrom;

(iv)                              at any time that there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act; and

(v)                                 the entry of a decree of judicial dissolution under Section 17-802 of the Act.

(b)                                 The withdrawal, death, dissolution, retirement, resignation, expulsion, liquidation or bankruptcy of a Partner, the admission to the Partnership of a new General Partner or Limited Partner, the withdrawal of a Partner from the Partnership, or the transfer by a Partner of its Partnership Interest to a third party shall not, in and of itself, cause the Partnership to dissolve.

8.2                               Final Accounting

Upon dissolution and winding up of the Partnership, an accounting will be made of the accounts of the Partnership and each Partner and of the Partnership’s assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution.

8.3                               Distributions Following Dissolution and Termination

(a)                                 Liquidating Trustee.  Upon the dissolution of the Partnership, such party as is designated by the General Partner will act as liquidating trustee of the Partnership (the “Liquidating Trustee”) and proceed to wind up the business and affairs of the Partnership in accordance with the terms of this Agreement and applicable law.  The Liquidating Trustee will use its reasonable best efforts to sell all Partnership assets (except cash) in the exercise of its best judgment under the circumstances then presented, that it deems in the best interest of the Partners.  The Liquidating Trustee will attempt to convert all assets of the Partnership to cash so long as it can do so consistently with prudent business practice.  The Partners and their respective designees will have the right to purchase any Partnership property to be sold on liquidation, provided that the terms on which such sale is made are no less favorable than would otherwise be available from third parties.  The gains and losses from the sale of the Partnership assets, together with all other revenue, income, gain, deduction, expense, loss and credit during the period, will be allocated in accordance with Article V.  A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Partnership assets.  This Agreement shall remain in full force and effect during the period of winding up.  In addition, upon request of the General Partner and if the Liquidating Trustee determines that it would be imprudent to dispose of any non-cash assets of the Partnership, such assets may be distributed in kind to the Partners in lieu of cash, proportionately to their right to receive cash distributions hereunder.

(b)                                 Accounting.  The Liquidating Trustee will then cause proper accounting to be made of the Capital Account of each Partner, including recognition of any unrealized gain or loss on any asset to be distributed in kind as if such asset had been sold for consideration equal to the fair market value of the asset at the time of the distribution.

(c)                                  Liquidating Distributions.  In settling accounts after dissolution of the Partnership, the assets of the Partnership shall be paid to creditors of the Partnership and distributed to the Partners in the following order:

(i)                                     to creditors of the Partnership (including Partners) in the order of priority as provided by law whether by payment or the making of reasonable provision for payment thereof, and in connection therewith there shall be withheld such reasonable reserves for contingent, conditioned or unconditioned liabilities as the Liquidating Trustee in its reasonable discretion deems adequate, such reserves (or balances thereof) to be held and distributed in such manner and at such times as the Liquidating Trustee, in its discretion, deems reasonably advisable; provided, however, that such amounts be maintained in a separate bank account and that any amounts in such bank account remaining after three years be distributed to the Partners or their successors and assigns as if such amount had been available for distribution under Section 8.3(c)(ii); and then

(ii)                                  (A)                               First, an amount equal to Initial Grant Date Partnership Capital, to the Class A Partners pro rata based on the number of Class A Units held; and

(B)                               Second, with respect to each Subsequent Grant Date (determined in order of Subsequent Grant Date), an amount equal to the difference, if any, between the Subsequent Grant Date Partnership Capital for such Subsequent Grant Date and the Subsequent Grant Date Capital for the immediately preceding Subsequent Grant Date or, if there is no previous Subsequent Grant Date, the Initial Grant Date Partnership Capital, to the Class A Partners and the Class B Partners, pro rata, based on the number of Class A Units held and the number of Earned Units and/or Vested Units held (to the extent of Class B Units held prior to the Subsequent Grant Date for which such determination is being made); and

(C)                               Third, any remaining amounts, to the Class A Partners and the Class B Partners, pro rata, based on the number of Class A Units, Earned Units and/or Vested Units held.

(iii)                               Any distribution to the Partners in liquidation of the Partnership shall be made by the later of the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation.  For purposes of the preceding sentence, the term

“liquidation” shall have the same meaning as set forth in Regulation Section 1.704-2(b)(2)(ii) as in effect at such time and liquidating distributions shall be further deemed to be made pursuant to this Agreement upon the event of a liquidation as defined in such Regulation for which no actual liquidation occurs with a deemed recontribution by the Partners of such deemed liquidating distributions to the continuing Partnership pursuant to this Agreement.

(d)                                 Profits and Losses arising from the dissolution and termination of the Partnership shall be allocated among the Partners so that after such allocations and the other allocations under this Agreement, to the maximum extent possible, the final Capital Account balances of the Member are at levels which would permit liquidating distributions, if made in accordance with such final Capital Account balances, to be equal to the distributions to be made under Section 8.3(c)(ii).

(e)                                  No Third Party Benefit.  The provisions of this Agreement, including, without limitation, this Section 8.3, are intended solely to benefit the Partners and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Partnership, and no such creditor of the Partnership shall be a third-party beneficiary of this Agreement, and no Partner shall have any duty or obligation to any creditor of the Partnership to issue any call for capital pursuant to this Agreement.

8.4                               Termination of the Partnership

The Partnership shall terminate when all assets of the Partnership, after payment or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in this Article VIII, and the Certificate shall have been canceled in the manner required by the Act.

8.5                               No Action for Dissolution

The Limited Partners acknowledge that irreparable damage would be done to the goodwill and reputation of the Partnership if any Limited Partner should bring an action in court to dissolve the Partnership under circumstances where dissolution is not required by Section 8.1.  Accordingly, except where the General Partner has failed to cause the liquidation of the Partnership as required by Section 8.1 and except as specifically provided in Section 17-802 of the Act, each Limited Partner hereby to the fullest extent permitted by law waives and renounces his right to initiate legal action to seek dissolution of the Partnership or to seek the appointment of a receiver or trustee to wind up the affairs of the Partnership, except in the cases of fraud, bad faith or willful misconduct.

ARTICLE IX
ACCOUNTING; BOOKS AND RECORDS

9.1                               Fiscal Year and Accounting Method

The fiscal year and taxable year of the Partnership shall be the calendar year.  The Partnership shall use an accrual method of accounting.

9.2                               Books and Records

The Partnership shall maintain at its principal office, or such other office as may be determined by the General Partner, all the following:

(a)                                 a current list of the full name and last known business or residence address of each Partner, together with information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each Partner became a Partner of the Partnership;

(b)                                 a copy of the Certificate and this Agreement, including any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement, or any amendments have been executed;

(c)                                  copies of the Partnership’s Federal, state, and local income tax or information returns and reports, if any, which shall be retained for at least six fiscal years;

(d)                                 the financial statements of the Partnership; and

(e)                                  the Partnership’s books and records.

9.3                               Delivery to Partners; Inspection

Upon the request of any Class A Partner, for any purpose reasonably related to such Partner’s interest as a partner of the Partnership, the General Partner shall cause to be made available to the requesting Partner the information required to be maintained by clauses (a) through (e) of Section 9.2 and such other information regarding the business and affairs and financial condition of the Partnership as any Class A Partner may reasonably request.

9.4                               Financial Statements

The General Partner shall cause to be prepared for the Partners, at the Partnership’s expense, (a) annual financial statements of the Partnership, and its Subsidiaries, prepared in accordance with generally accepted accounting principles and audited by a nationally recognized accounting firm and (b) with respect to the first three quarters of the Partnership’s fiscal year, unaudited quarterly financial statements of the Partnership, and its Subsidiaries, prepared in accordance with generally accepted accounting principles (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required under generally accepted accounting principles).  The financial statements so furnished shall include the same monthly and quarterly financials, statements of cash flow, any available internal budgets or forecast or other available financial reports as are provided by the Partnership, or any of its Subsidiaries, to any financial institution.  Notwithstanding the foregoing, the requirements of this Section 9.4 will be deemed satisfied by furnishing to the Partners unaudited unconsolidated financial information of the Partnership in a format similar to the information currently provided to the Lenders (as defined in the Plains AAP Credit Facility) under the Plains AAP Credit Facility; provided, that the MLP also files with the Securities Exchange Commission (A) unaudited interim financial information with respect to the first three quarters of each fiscal year and (B) audited annual financial information with respect to each fiscal year.

9.5                               Filings

At the Partnership’s expense, the General Partner shall cause the income tax returns for the Partnership to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Partner such information with respect to the Partnership as is necessary (or as may be reasonably requested by a Partner) to enable the Partners to prepare their Federal, state and local income tax returns.  The General Partner, at the Partnership’s expense, shall also cause to be prepared and timely filed, with appropriate Federal, state and local regulatory and administrative bodies, all reports required to be filed by the Partnership with those entities under then current applicable laws, rules, and regulations.  The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies.

9.6                               Non-Disclosure

Each Class A Partner (other than PAGP) agrees that, except as otherwise consented to by the General Partner in writing, all non-public and confidential information furnished to it pursuant to this Agreement will be kept confidential and will not be disclosed by such Partner, or by any of its agents, representatives, or employees, in any manner whatsoever (other than to the Partnership, another Partner or any Person designated by the Partnership), in whole or in part, except that (a) each Partner shall be permitted to disclose such information to those of its agents, representatives, and employees who need to be familiar with such information in connection with such Partner’s investment in the Partnership (collectively, “Representatives”) and are apprised of the confidential nature of such information, (b) each Partner shall be permitted to disclose information to the extent required by law, legal process or regulatory requirements, so long as such Partner shall have used its reasonable efforts to first afford the Partnership with a reasonable opportunity to contest the necessity of disclosing such information, (c) each Partner shall be permitted to disclose such information to possible purchasers of all or a portion of the Partner’s Partnership Interest, provided that such prospective purchaser shall execute a suitable confidentiality agreement in a form approved by the General Partner and containing terms not less restrictive than the terms set forth herein, (d) each Partner shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Partner arising under this Agreement and (e) each Partner shall be permitted to report to its shareholders, limited partners, members or other owners, as applicable, regarding the general status of its investment in the Partnership (without disclosing specific confidential information); provided, however, that information shall not be deemed confidential information for purposes of this Section 9.6 or Section 10.1, where such information (i) is already known to such Partner (or its Representatives), having been disclosed to such Partner (or its Representatives) by a third Person without such third Person having an obligation of confidentiality to the Partnership, (ii) is or becomes publicly known through no wrongful act of such Partner (or its Representatives), or (iii) is independently developed by such Partner (or its Representatives) without reference to any confidential information disclosed to such Partner under this Agreement.  Each Partner shall be responsible for any breach of this Section 9.6 by any of its Representatives.

9.7                               Tax Elections

(a)                                 The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners.

(b)                                 The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

(c)                                  Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

ARTICLE X
NON-COMPETITION

10.1                        Non-Competition

Each of the Class A Partners (other than PAGP) hereby acknowledges that the Partnership and the MLP operate in a competitive business and compete with other Persons operating in the midstream segment of the oil and gas industry for acquisition and business opportunities.  Each of the Limited Partners agrees that during the period that it is a Limited Partner, it shall not, directly or indirectly, use any of the confidential information it receives as a Limited Partner to (a) compete with, or (b) engage in or become interested financially in as a principal, employee, partner, shareholder, agent, manager, owner, advisor, lender, guarantor of any Person that competes in North America with, the business conducted by the General Partner, the Partnership, PAA GP and the MLP; provided, however, that when a Limited Partner engages in such activities, there shall be no presumption of misuse of such confidential information solely because a Representative of such Limited Partner may retain a mental impression of any such confidential information.  The Partnership and each of the Limited Partners also agree and acknowledge that (i) Kayne Anderson Capital Advisors L.P. and its Affiliates (“Kayne Anderson”), First Reserve XII Advisors, L.L.C. and its Affiliates (“First Reserve”), and EMG Investment, LLC and its Affiliates (“EMG”) manage investments in the energy industry in the ordinary course of business (such investments referred to as “Institutional Investments”) and that Kayne Anderson, First Reserve and EMG may make Institutional Investments, even if such Institutional Investments are competitive with the Partnership’s and its Subsidiaries’ business; (ii) Oxy Holding Company (Pipeline), Inc. (“Oxy”) and its Affiliates engage in business that includes activities and business or strategic interests or investments that are related to, complement or compete with the businesses of the Partnership and its Subsidiaries and that Oxy and its Affiliates may engage in such activities or business; and (iii) Kayne Anderson, First Reserve, EMG, Oxy and their Affiliates (A) shall not be prohibited, by virtue of its status as a Partner, from pursuing or engaging in such Institutional Investments described in clause (i) above or activities or interests described in clause (ii) above, as applicable; (B) shall not be obligated, or have a duty, to inform or present to the Partnership or any of its Subsidiaries, of any opportunity, relationship or investment (and no other Partner will acquire or be entitled to any interest or participation in any such opportunity, relationship or investment) and shall not be bound by the doctrine of corporate opportunity (or any analogous doctrine); and (C) shall not be deemed to have a conflict of interest with, or to have breached this Section 10.1 or any duty (if any), whether express or implied by law, to, the Partnership or its Affiliates or any other Partner by reason of such Partner’s (or any of its Representative’s or equity holder’s) involvement in such activities or interests; provided, that in all cases, such Institutional Investments, activities or interests are not in violation of the provisions of Section 9.6 or the second sentence of this Section 10.1.  Each of the Limited Partners confirms that the restrictions and limitations in this Section 10.1 are reasonable and valid and all defenses to the strict enforcement thereof are hereby waived by each of the Limited Partners.

10.2                        Damages

Each of the Limited Partners acknowledges that damages may not be an adequate compensation for the losses which may be suffered by the Partnership as a result of the breach by such Limited Partner of the covenants contained in this Article X and that the Partnership shall be entitled to seek injunctive relief with respect to any such breach in lieu of or in addition to any recourse in damages without the posting of a bond or other security.

10.3                        Limitations

In the event that a court of competent jurisdiction decides that the limitations set forth in Section 10.1 hereof are too broad, such limitations shall be reduced to those limitations that such court deems reasonable.

ARTICLE XI
GENERAL PROVISIONS

11.1                        Waiver of Default

No consent or waiver, express or implied, by the Partnership or a Partner with respect to any breach or default by the Partnership or a Partner hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement.  Failure on the part of the Partnership or a Partner to complain of any act or failure to act of the Partnership or a Partner or to declare such party in default shall not be deemed or constitute a waiver by the Partnership or the Partner of any rights hereunder.

11.2                        Amendment of Partnership Agreement

(a)                                 Except as otherwise expressly provided elsewhere in this Agreement, this Agreement shall not be amended, modified, superseded or restated except by an amendment approved by the General Partner; provided, however, that (i) no amendment to Section 6.6 shall be effective without the prior written consent of Oxy and (ii) no amendment to Section 7.9 that adversely affects the Exchange right thereunder shall be effective without the prior written consent of the holders of at least two-thirds of the outstanding Class A Units.  Without limiting the generality of the foregoing, and except as otherwise set forth in this Section 11.2(a), this Agreement may be amended without the consent or approval of any Limited Partner, including any Class B Partner.

(b)                                 In addition to any amendments otherwise authorized herein, the General Partner may make any amendments to any of the Schedules to this Agreement from time to time to reflect transfers of Partnership Interests and issuances of additional Partnership Interests.  Copies of such amendments shall be delivered to the Partners promptly upon execution thereof.

(c)                                  The General Partner shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

(d)                                 Any modification or amendment to this Agreement or the Certificate made in accordance with this Section 11.2 shall be binding on all Partners.

11.3                        No Third Party Rights

Except as provided in Section 6.2 and Section 6.3, none of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Partnership.

11.4                        Severability

In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

11.5                        Nature of Interest in the Partnership

A Partner’s Partnership Interest shall be personal property for all purposes.

11.6                        Binding Agreement

Subject to the restrictions on the disposition of Partnership Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

11.7                        Headings

The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

11.8                        Word Meanings

The words “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The singular shall include the plural, and vice versa, unless the context otherwise requires.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  When verbs are used as nouns, the nouns correspond to such verbs and vice-versa.

11.9                        Counterparts

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

11.10                 Entire Agreement

This Agreement contains the entire agreement between the parties hereto and thereto and supersedes all prior writings or agreements with respect to the subject matter hereof.

11.11                 Partition

The Partners agree that the Property is not and will not be suitable for partition.  Accordingly, each of the Partners hereby irrevocably waives any and all right such Partner may have to maintain any action for partition of any of the Property.  No Partner shall have any right to any specific assets of the Partnership upon the liquidation of, or any distribution from, the Partnership.

11.12                 Governing Law; Consent to Jurisdiction and Venue

This Agreement shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws.  The parties hereby submit to the exclusive jurisdiction and venue of the state courts of Harris County, Texas or to the Court of Chancery of the State of Delaware and the United States District Court for the Southern District of Texas and of the United States District Court for the District of Delaware, as the case may be, and agree that the Partnership or Partners may, at their option, enforce their rights hereunder in such courts.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the day and year first above written.

GENERAL PARTNER:

PLAINS ALL AMERICAN GP LLC

By:
Name:
Title:

LIMITED PARTNERS:

PLAINS GP HOLDINGS, L.P.

By:	PAA GP Holdings LLC,
its general partner

By:
Name:
Title:

OXY HOLDING COMPANY (PIPELINE), INC.

By:
Name:
Title:

EMG INVESTMENT, LLC

By:
Name:
Title:

SIGNATURE PAGE FOR SEVENTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

KAFU HOLDINGS, L.P.

By:	KAFU Holdings, LLC,
its general partner

By:
Name:
Title:

KA FIRST RESERVE XII, LLC

By:
Name:
Title:

PAA MANAGEMENT, L.P.

By:	PAA Management LLC,
its general partner

By:
Name:
Title:

STROME PAA, L.P.

By:
Name:
Title:

MARK E. STROME LIVING TRUST

By:
Name:
Title:

SIGNATURE PAGE FOR SEVENTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

WINDY, L.L.C.

By:
Name:
Title:

LYNX HOLDINGS I, LLC

By:
Name:
Title:

KAFU HOLDINGS II, L.P.

By:
Name:
Title:

KAYNE ANDERSON MLP INVESTMENT COMPANY

By:
Name:
Title:

KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY

By:
Name:
Title:

SIGNATURE PAGE FOR SEVENTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

KAYNE ANDERSON MIDSTREAM/ ENERGY FUND, INC.

By:
Name:
Title:

Name: Jay Chernosky

Name: Paul N. Riddle

Name: Russell T. Clingman

Name: David E. Humphreys

Name: Phillip J. Trinder

KIPP PAA TRUST

By:
Name:
Title:

SIGNATURE PAGE FOR SEVENTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

SCHEDULE I

Name	Class A Units	Class B Units

Plains GP Holdings L.P.
Oxy Holding Company (Pipeline), Inc.
EMG Investment, LLC
KAFU Holdings, L.P.
KA First Reserve XII, LLC
KAFU Holdings II, L.P.
Kayne Anderson MLP Investment Company
Kayne Anderson Energy Development Company
Kayne Anderson Midstream/Energy Fund, Inc.
PAA Management, L.P.
Mark E. Strome Living Trust
Strome PAA, L.P.
Windy, L.L.C.
Lynx Holdings I, LLC
Jay M. Chernosky
Kipp PAA Trust
Paul N. Riddle
Russell T. Clingman
David E. Humphreys
Phillip J. Trinder

Class B Unitholders

Initial Grant Date Partnership Capital:

Subsequent Grant Date:

EXHIBIT A

CLASS B RESTRICTED UNIT AGREEMENT